Exhibit 99.1

BPZ Energy Announces New Production from Albacora 18D-ST Well and Block Z-1 Update

HOUSTON, TX ‒ October 27, 2014 ‒ BPZ Energy (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today provided an operations update for Block Z-1.

Albacora A18D-ST Well Online

At the Albacora field, the A-18D side track well was completed in late September. The well was drilled to a total measured depth of approximately 12,740 feet and has been under production testing to evaluate new deeper oil zones. The known upper oil sands were placed on production together with the new deeper oil sands. The 24-hour peak production rate during these initial tests was 820 bopd gross, or 418 net to BPZ. During the different sequence of tests, average well production has been approximately 721 barrels of oil per day (bopd) gross, or 368 bopd net to BPZ, over the past 14 days. On a preliminary basis, PLT (Production Logging Tool) tests have indicated that due to the higher reservoir pressures, the deeper oil sands are currently the dominant producers. Further analysis is underway to optimize the well productivity.

Block Z-1 Production

Production from the Albacora and Corvina fields at Block Z-1 for third quarter 2014 averaged approximately 4,777 bopd gross, or 2,436 bopd net to BPZ, which is an 83% increase compared to the same period last year. Over the past 14 days, gross production at Block Z-1 averaged approximately 5,400 bopd, or 2,754 bopd net to BPZ.

Development Drilling Schedule

At the Corvina field, the CX15-10D well is completed with results expected in November. The well was spud on September 14, 2014 and reached targeted measured depth of approximately 8,000 feet. The well was cased, cemented, and completed in less than six weeks.

The Corvina CX15-14D was spud on October 25, 2014. Estimated total measured depth of the well is 7,725 feet, with results expected in December.

At the Albacora field, the A-27D development well was spud on October 6, 2014. Estimated total measured depth of the well is 14,500 feet, the deepest well of the ongoing Albacora drilling campaign, also targeting deeper potential oil zones seen in other Albacora wells. Results are expected by year-end 2014. Given the discovery of the deeper oil in Albacora, the next few wells in 2015 are also expected to be drilled in the same area of the field to continue its development appraisal.

Albacora Production Optimization

As part of the Albacora field evaluation and reservoir management, PLT tests have also been run on the A-26D, A-21D, and A-19D oil wells with the goal to increase production on all three wells. PLT tests provide data on the type of fluids and rates being produced from different open zones, including the new deeper oil zones to support the year-end 2014 potential certification of new oil reserves at Albacora. The PLT tests on the A-26D and A-19D confirmed the deeper oil sands continue to contribute most of the production from these two wells and further analysis is underway to optimize well productivity. The PLT test on the A-21D confirmed that formation water is coming from the bottom sand, and an intervention plan to isolate that water producing sand is now being prepared.

Manolo Zuniga, President and CEO commented, “Recent improvements in the Block Z-1 development drilling program have enabled new Corvina and Albacora oil wells to be drilled and completed in a month and a half and two months, respectively, which was our original targeted timeline for drilling and completion. Fourth quarter activity at Block Z-1 continues to increase with the drilling of three more oil wells, installation of gas lift on several oil wells, and well interventions based on the PLT findings.  This activity includes the ongoing testing of the new deeper oil sands at Albacora and their potential contribution to year-end 2014 production and reserves. As envisioned, the development drilling results this year at both the Albacora and Corvina fields have set the stage for continued production and cash flow growth in 2015.”

ABOUT BPZ ENERGY

BPZ Energy is an independent oil and gas exploration and production company with license contracts covering 1.9 million net acres in four blocks located in northwest Peru. Current operations in these blocks range from early-stage exploration to production. The Company holds a 51% working interest in offshore Block Z-1, where development drilling is currently underway at the Corvina and Albacora fields. Onshore the Company holds three 100%-owned blocks with exploration drilling currently underway at Block XXIII. In southwest Ecuador, the Company owns a non-operating net profits interest in a producing property. BPZ Energy trades as BPZ Resources, Inc. on both the New York Stock Exchange and the Bolsa de Valores in Lima under ticker symbol “BPZ”. Please visit www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful operation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The U.S. Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" that a company anticipates to be economically producible by application of development projects to known accumulations, and there exists or is a reasonable expectation there will exist, the legal right to produce, or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project. We are prohibited from disclosing estimates of oil and gas resources that do not constitute "reserves" in our SEC filings, including any estimates of contingent and prospective resources included in this press release. With respect to "probable" and "possible" reserves, we are required to disclose the relative uncertainty of such classifications of reserves when they are included in our SEC filings. Further, the reserves estimates contained in this press release are not designed to be, nor are they intended to represent, an estimate of the fair market value of the reserves.

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru. This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware. This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges. As such PRE may be subject to different information disclosure requirements than the Company. Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company. The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200. These filings can also be obtained from the SEC via the internet at www.sec.gov.

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Investor and Media Contact:

A. Pierre Dubois

Director, Investor Relations & Corporate Communications

BPZ Energy

1-281-752-1240

pierre_dubois@bpzenergy.com